Exhibit 99.1

AquaBounty Technologies, Inc. Announces Results for the Quarter and Nine Months Ended September 30, 2021

MAYNARD, Mass., November 4, 2021 -- AquaBounty Technologies, Inc. (Nasdaq: AQB) (“AquaBounty” or the “Company”), a land-based aquaculture company utilizing technology to enhance productivity and sustainability, has provided financial results for the third quarter and nine months ended September 30, 2021.

Third Quarter 2021 Highlights

•

Harvested 84 tons of genetically engineered (GE) Atlantic salmon from AquaBounty’s Indiana and Rollo Bay farm sites, generating $402 thousand in revenue from sales to customers during the third quarter.

•	Progressed in-line with the plans for the Company’s Ohio farm project, including design engineering, detailed construction cost estimates and debt financing.
•	Launched an Environmental, Social, and Governance (ESG) integrated reporting initiative using the Sustainability Accounting Standards Board (SASB) as its primary reporting standard.
•

Participated in key investor conferences to improve visibility within the investment community, including the H.C. Wainwright Annual Global Investment Conference, Lake Street Best Ideas Conference and Bank of America Future Fish Event.

Management Commentary

“During the quarter we continued our transition to a commercial production enterprise with the ongoing harvest and sale of the first cohorts of our proprietary GE salmon at our Albany, Indiana and Prince Edward Island, Canada farms,” said Sylvia Wulf, Chief Executive Officer of AquaBounty.  “We’ve also made solid progress on our planned expansion with our Ohio farm. After the initial success of our first commercial harvests to U.S. and Canadian customers in the second quarter, we harvested over 84 tons of salmon in the third quarter.  Customer interest in purchasing our salmon remains high and continues to surpass our current ability to supply, as we have been challenged by the labor shortages that have affected the food service industry which currently limits the amount of salmon we can harvest and process below the farm’s 100 tons per month capacity. We are working diligently to resolve our capacity constraints and we look forward to onboarding more customers over the coming months as we move to increase our weekly harvest volumes to fulfill the strong demand – clearly proving the market acceptance for our GE salmon.

“In addition to our focus on increasing salmon harvests from our existing farm sites, we also are moving towards the start of construction of our planned Ohio farm.  We have made solid progress towards finalizing site engineering designs and permitting since our site announcement in July.  With hydrology studies complete, confirming that the quantity and quality of water available meets our needs as well as the needs of the local community, key water and environmental permits are currently underway. We remain on track with our preliminary timing estimates to commence construction by year-end, with commercial stocking of salmon estimated to occur in 2023. We are working closely with the Village of Pioneer, Williams County, the State of Ohio, JobsOhio and the Regional Growth Partnership – whose ongoing support has been invaluable in our progress.

“As we’ve progressed on the final design for our 10,000 metric ton Ohio farm, we have been able to further refine our expected project cost, which we estimate to be in the range of $290 million to $320 million, including a reserve for potential contingencies of $30 million. The increase from our previous estimates is attributable to several factors, including the cost of building materials and the Recirculating Aquaculture System technology, along with the inclusion of an on-site processing plant and water treatment facility.

“As we’ve stated before, our capitalization plan for financing the farm project includes leveraging our equity contribution with debt.  To that point, we have begun the process for the placement of a mix of tax-exempt and taxable bonds through the Toledo-Lucas County Port Authority, whose board has approved the issuance of up to $300 million in bonds to support the financing of the project. We have also engaged Wells Fargo Corporate and Investment Banking to underwrite and market the bond placement, which we expect to complete in Q1 2022.  Though there is still work to be done to close this transaction, we believe that this financing will be a major milestone for the Company.

“Our commitment to sustainability and corporate responsibility was highlighted during the quarter with the announcement of our Environmental, Social, Governance (ESG) reporting initiative, using the Sustainability Accounting Standards Board (SASB) as our primary reporting standard. We believe reporting like this is critical and aligns well with our mission to contribute to sustainability by relieving fishing pressure on the oceans. We plan to share our first report with the market later this year.

“As we move into the final quarter of 2021 and the year ahead, we believe we are well positioned to scale production and provide a safe, secure and sustainable domestic source of farm-raised salmon. With ongoing commercial harvests of our GE salmon and the planned construction of our Ohio farm, we look forward to future updates and building long-term value for our shareholders,” concluded Wulf.

Financial Summary through September 30, 2021

•

Revenue for the first nine months of 2021 was $757 thousand, compared to $77 thousand in the same period of the prior year. Harvests at both our Indiana and PEI farms commenced in June and weekly output is ramping steadily.

•

Operating expenses for the first nine months of 2021 were $16.8 million, compared to $10.3 million in the same period of the prior year. The increase reflects the growth in biomass, headcount and production expenses at the farms, as well as increases in corporate and marketing expenses.

•	Net loss for the first nine months of 2021 was $16.3 million, compared to $10.3 million in the same period of the prior year.
•	Cash, cash equivalents and marketable securities were $197.8 million as of September 30, 2021, compared with $95.8 million as of December 31, 2020.

About AquaBounty

AquaBounty Technologies, Inc. (NASDAQ: AQB) is a leader in aquaculture leveraging decades of technology expertise to deliver game changing solutions that solve global problems, while improving efficiency, sustainability and profitability. AquaBounty provides fresh Atlantic salmon to nearby markets by raising its fish in carefully monitored land-based fish farms through a safe, secure and sustainable process. The Company’s land-based Recirculating Aquaculture System (“RAS”) farms, located in Indiana, United States and Prince Edward Island, Canada, are close to key consumption markets and are designed to prevent disease and to include multiple levels of fish containment to protect wild fish populations. AquaBounty is raising nutritious salmon that is free of antibiotics and other contaminants and provides a solution resulting in a reduced carbon footprint and no risk of pollution to marine ecosystems as compared to traditional sea-cage farming. For more information on AquaBounty, please visit www.aquabounty.com or follow us on Facebook, Twitter, LinkedIn and Instagram.

Forward-Looking Statements

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s commencement, completion, timing, terms, size, and use of proceeds of the proposed bond financing with the Toledo-Lucas County Port Authority, job creation plans, anticipated size of its facility in Ohio, production capacity, timing of construction, permits or commercial stocking, cost of construction and startup costs, amount to be invested in the project, availability and mix of debt and equity financing, ability and approvals to convert operations on PEI to broodstock, and ability to produce eggs, fry, and broodstock, the ability to address capacity constraints and increase harvests, future revenue streams, pricing and profitability and the timing and content of ESG reporting.  There is no guarantee that AquaBounty will be successful in raising the capital required for this project through the issuance of the bonds discussed herein. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these statements because they involve significant risks and uncertainties about AquaBounty. AquaBounty may use words such as “expect,” “anticipate,” “project,” “intend,” “slated to,” “plan,” “aim,” “believe,” “seek,” “estimate,” “can,” “focus,” “will,” and “may” and similar expressions to identify such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are risks relating to, among other things, whether AquaBounty and its partners will commence or consummate the proposed bond financing, the final terms of the proposed bond financing, market and other conditions for such offering, the satisfaction of related closing conditions, the impact of the bond offering on AquaBounty’s financial condition, credit rating and stock price, whether or not AquaBounty will need to and be able to raise additional equity capital, whether AquaBounty will be able to service the bond commitments, AquaBounty’s business and financial condition, AquaBounty’s ability to secure required regulatory approvals and permits, AquaBounty’s ability to profitably construct and operate the farm, and the impact of general economic, public health, industry or political conditions in the United States or internationally.  For additional disclosure regarding these and other risks faced by AquaBounty, see disclosures contained in AquaBounty’s public filings with the SEC, including the “Risk Factors” in the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. The forward-looking statements reflect AquaBounty’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to AquaBounty and on assumptions AquaBounty has made as of the date hereof. AquaBounty undertakes no obligation to update such statements as a result of new information, future events or otherwise, except as required by law.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the bonds described herein, nor shall there be any sale of these bonds in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.

Company Contact:
AquaBounty Technologies
Dave Conley
Corporate Communications
(613) 294-3078

Investor Relations:
Greg Falesnik or Luke Zimmerman
MZ Group - MZ North America
(949) 259-4987
AQB@mzgroup.us

AquaBounty Technologies, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	As of
	September 30,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$118,179,653	$95,751,160
Marketable securities	79,632,028	—
Inventory	1,222,223	1,525,377
Prepaid expenses and other current assets	1,197,830	405,370
Total current assets	200,231,734	97,681,907

Property, plant and equipment, net	30,008,937	26,930,338
Right of use assets, net	298,966	341,997
Intangible assets, net	235,268	245,546
Restricted cash	500,000	500,000
Other assets	78,204	76,715
Total assets	$231,353,109	$125,776,503

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,953,716	$1,760,103
Other current liabilities	65,072	62,483
Current debt	619,552	259,939
Total current liabilities	2,638,340	2,082,525

Long-term lease obligations	241,102	290,327
Long-term debt, net	8,678,642	8,528,490
Total liabilities	11,558,084	10,901,342

Commitments and contingencies

Stockholders' equity:
Common stock, $0.001 par value, 80,000,000 shares authorized;
71,025,738 (2020: 55,497,133) shares outstanding	71,026	55,497
Additional paid-in capital	384,763,523	263,629,116
Accumulated other comprehensive loss	(242,863)	(267,258)
Accumulated deficit	(164,796,661)	(148,542,194)
Total stockholders' equity	219,795,025	114,875,161

Total liabilities and stockholders' equity	$231,353,109	$125,776,503

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues
Product revenues	$455,397	$67,763	$757,162	$77,466

Costs and expenses
Product costs	4,311,003	1,355,939	7,713,254	3,238,689
Sales and marketing	201,838	143,646	1,069,354	331,868
Research and development	580,346	458,462	1,512,339	1,662,879
General and administrative	2,177,153	1,722,874	6,541,621	5,053,608
Total costs and expenses	7,270,340	3,680,921	16,836,568	10,287,044

Operating loss	(6,814,943)	(3,613,158)	(16,079,406)	(10,209,578)

Other income (expense)
Interest expense	(79,489)	(38,335)	(238,503)	(73,527)
Other income (expense), net	29,593	1,705	63,442	15
Total other income (expense)	(49,896)	(36,630)	(175,061)	(73,512)

Net loss	$(6,864,839)	$(3,649,788)	$(16,254,467)	$(10,283,090)

Other comprehensive income (loss):
Foreign currency	(136,670)	86,491	9,293	(129,993)
Unrealized gains	6,132	—	15,102	—
Total other comprehensive income (loss)	(130,538)	86,491	24,395	(129,993)

Comprehensive loss	$(6,995,377)	$(3,563,297)	$(16,230,072)	$(10,413,083)

Basic and diluted net loss per share	$(0.10)	$(0.09)	$(0.24)	$(0.31)
Weighted average number of common shares -
basic and diluted	71,025,738	38,911,054	68,889,650	32,756,074

AquaBounty Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended September 30,
	2021	2020
Operating activities
Net loss	$(16,254,467)	$(10,283,090)
Adjustment to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	1,308,062	1,082,261
Share-based compensation	305,653	383,964
Other non-cash charge	12,993	40,151
Changes in operating assets and liabilities:
Inventory	303,767	(1,638,981)
Prepaid expenses and other assets	(794,573)	(536,165)
Accounts payable and accrued liabilities	7,273	366,403
Net cash used in operating activities	(15,111,292)	(10,585,457)

Investing activities
Purchase of property, plant and equipment	(4,160,370)	(2,640,039)
Proceeds from sale of asset held for sale	—	99,816
Purchases of marketable securities, net	(79,647,130)	—
Proceeds from legal settlement, net	—	1,014,008
Other investing activities	(11,010)	(18,900)
Net cash used in investing activities	(83,818,510)	(1,545,115)

Financing activities
Proceeds from issuance of debt	606,453	4,129,510
Repayment of term debt	(119,527)	(49,862)
Proceeds from the issuance of common stock, net	119,120,437	44,236,301
Proceeds from the exercise of stock options and warrants	1,723,846	524,037
Net cash provided by financing activities	121,331,209	48,839,986

Effect of exchange rate changes on cash, cash equivalents and restricted cash	27,086	(18,792)
Net change in cash, cash equivalents and restricted cash	22,428,493	36,690,622
Cash, cash equivalents and restricted cash at beginning of period	96,251,160	2,798,744
Cash, cash equivalents and restricted cash at end of period	$118,679,653	$39,489,366

Reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheet:
Cash and cash equivalents	$118,179,653	$39,489,366
Restricted cash	500,000	—
Total cash, cash equivalents and restricted cash	$118,679,653	$39,489,366

Supplemental disclosure of cash flow information and
non-cash transactions:
Interest paid in cash	$224,595	$47,275
Property and equipment included in accounts payable and accrued liabilities	$206,423	$517,344